Exhibit 99.8

Consent of Kenneth Charles Rumph

In connection with the filing by Carbon Zero Technologies International Inc. of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Carbon Zero Technologies International Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 18, 2026

/s/ Kenneth Charles Rumph
Kenneth Charles Rumph